Exhibit 99.1

For Immediate Release:	Contact: C. Bearchell 818-668-2100

Woodland Hills, CA, September 9, 2004 – Youbet.com, Inc. (NASDAQ:UBET) said today that ODS Technologies, L.P., doing business as TVG Network, a subsidiary of Gemstar-TV Guide International (NASDAQ:GMST), sold its holdings in Youbet.com shares. ThinkEquity, a San Francisco based investment banking firm, handled the sale for TVG, which saw approximately 5.0 million Youbet.com shares change hands.

Youbet.com CEO Charles F. Champion said that Gemstar’s decision to sell its equity position has significantly increased the number of Youbet shares held by long-term institutional investors. Additionally, he said, this transaction does not impact the strategic relationship between Youbet and TVG Network for horse racing content.

Youbet.com is the largest Internet provider of thoroughbred, quarter horse and harness racing content in the United States as measured by handle data published by the Oregon Racing Commission. Members have the ability to watch and, in most states, the ability to wager on the widest variety of horse racing content available via Youbet.com’s website.

Youbet.com members enjoy features that include commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering and value-added handicapping products.

Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby. Youbet.com operates TotalAccess(SM), an Oregon-based hub for the acceptance and placement of wagers. More information on Youbet.com can be found at www.Youbet.com.